Volatility Shares Trust N-1A/A

Exhibit 99(d)(4)

Schedule A

Funds

Volatility Shares S&P High Volatility Index ETF

1x Long VIX Futures K-1 Free ETF

-1x Short VIX Mid-Term Futures ETF